Exhibit 99.1

Investor Contact:	Marsha Morgan	FOR IMMEDIATE RELEASE
(817) 352-6452

Media Contact:	Mary Jo Keating
(817) 867-6407

Burlington Northern Santa Fe Reports

First Quarter 2007 Results and Record First Quarter Revenues

•	Freight revenues were a first-quarter record of $3.54 billion and were 5 percent higher compared with first quarter of 2006, on flat volumes.

•

Quarterly earnings were $0.96 per diluted share, which included a $0.14 charge for additional environmental expenses and a technology system write-off. This compares to first-quarter 2006 earnings of $1.09 per diluted share, which included a $0.04 per share line sale gain.

•

Operating income was $694 million, which included the environmental and technology charge of $81 million as well as fuel headwinds of approximately $60 million principally resulting from a decline in fuel hedge positions. This compares to first-quarter 2006 operating income of $793 million, which included $22 million from a line sale gain.

FORT WORTH, Texas, April 24, 2007—Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported quarterly earnings of $0.96 per diluted share, which included a $0.14 charge for additional environmental expenses and a technology system write-off, compared with first-quarter 2006 earnings of $1.09 per diluted share, which included a $0.04 per share line sale gain.

“Improved yields from our well-balanced portfolio allowed us to achieve record first-quarter revenues despite flat volumes on a year-over-year basis. In addition, we continue to drive operating expense efficiencies and improve velocity, delivering our best on-time performance since 2004,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer.

First-quarter 2007 freight revenues increased $175 million, or 5 percent, to $3.54 billion compared with $3.37 billion in the prior year. The 5-percent increase in revenue is primarily attributable to improved yields. Revenue for the first quarter of 2007 included fuel surcharges of approximately $380 million compared with approximately $350 million for the first quarter of 2006. The increase in fuel surcharges was driven primarily by increased participation in BNSF’s fuel surcharge program.

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Coal revenues rose by $80 million, or 12 percent, to $760 million, as a result of higher rates from contract renewals, contractual price escalations, increased length of haul and fuel surcharges. Additionally, volumes increased by 2 percent as a result of strong customer demand. Consumer Products revenues increased $62 million, or 5 percent, to $1.31 billion primarily due to higher revenues in the international intermodal sector. Agricultural Products revenues were up $29 million, or 5 percent, to $626 million, predominately from volume growth in soybeans and fertilizer. Industrial Products revenues of $846 million remained relatively flat for the first quarter of 2007, as strong demand for petroleum and chemicals and plastic products were offset by weakness in the housing market.

Operating expenses for the first quarter of 2007 were $2.95 billion compared with first-quarter 2006 operating expenses of $2.67 billion. The $281 million increase in operating expenses was primarily due to the environmental and technology charge of $81 million as well as higher fuel expense reflecting both a declining hedge position and higher fuel prices.

Burlington Northern Santa Fe Corporation’s subsidiary BNSF Railway Company operates one of the largest North American rail networks, with about 32,000 route miles in 28 states and two Canadian provinces. BNSF Railway Company is among the world’s top transporters of intermodal traffic, moves more grain than any other American railroad, carries the components of many of the products we depend on daily, and hauls enough low-sulfur coal to generate about ten percent of the electricity produced in the United States. BNSF Railway Company is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

Financial information follows:

Burlington Northern Santa Fe Corporation

Consolidated Income Information

(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2007	2006
		(As Adjusted)*
Operating revenues
Freight revenues	$3,544	$3,369
Other revenues	101	94

Total operating revenues	3,645	3,463

Operating expenses
Compensation and benefits	932	919
Fuel	652	561
Purchased services	502	464
Depreciation and amortization	307	289
Equipment rents	232	231
Materials and other (a)	326	206

Total operating expenses	2,951	2,670

Operating income	694	793
Interest expense	121	121
Other expense, net	5	9

Income before income taxes	568	663
Income tax expense	219	253

Net income	$349	$410

Diluted earnings per share	$0.96	$1.09

Diluted average shares outstanding (in millions)	363.7	376.7

Operating ratio (b)	80.4%	76.5%

(a)	Includes an $81 million charge for additional environmental expenses and a technology system write-off.
(b)	Calculated as total operating expenses less other revenues divided by freight revenues.
*	Prior year numbers have been adjusted for the retrospective adoption of FASB staff position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities.

Burlington Northern Santa Fe Corporation

Consolidated Balance Sheet Information

(Dollars in millions, except per share amounts)

	March 31, 2007	December 31, 2006
		(As Adjusted)*
Assets
Current assets:
Cash and cash equivalents	$392	$375
Accounts receivable, net (a)	420	805
Materials and supplies	506	488
Current portion of deferred income taxes	347	345
Other current assets	268	168

Total current assets	1,933	2,181

Property and equipment, net	28,166	27,921

Other assets	2,009	1,695

Total assets	$32,108	$31,797

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$2,996	$2,853
Long-term debt due within one year	484	473

Total current liabilities	3,480	3,326

Long-term debt and commercial paper	6,966	6,912
Deferred income taxes	8,235	8,298
Casualty and environmental liabilities	872	830
Pension and retiree health and welfare liability	615	604
Employee separation costs	83	86
Other liabilities	1,327	1,213

Total liabilities	21,578	21,269

Stockholders’ equity:
Common stock and additional paid-in capital	7,113	6,995
Retained earnings	9,985	9,739
Treasury stock and other	(6,568)	(6,206)

Total stockholders’ equity	10,530	10,528

Total liabilities and stockholders’ equity	$32,108	$31,797

Book value per share	$29.64	$29.42

Common shares outstanding (in millions)	355.3	357.9

Net debt to total capitalization (b)	40.1%	40.0%

(a)	Change in accounts receivable, net due to an increase of $300 million in accounts receivable sold.
(b)	Net debt is calculated as total debt less cash and cash equivalents, and capitalization is calculated as the sum of net debt and total stockholders’ equity.
*	Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities.

Burlington Northern Santa Fe Corporation

Consolidated Cash Flow Information

(Dollars in millions)

	Three Months Ended March 31,
	2007	2006
		(As Adjusted)*
Operating activities

Net income	$349	$410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	307	289
Deferred income taxes	52	56
Long-term casualty and environmental liabilities, net	42	(18)
Other, net	22	(13)
Change in accounts receivable sales program	300	150
Other changes in working capital	76	(75)

Net cash provided by operating activities	1,148	799

Investing activities

Capital expenditures	(537)	(455)
Other, net	(294)	(296)

Net cash used for investing activities	(831)	(751)

Financing activities

Dividends paid	(90)	(74)
Purchase of BNSF common stock	(349)	(114)
Proceeds from stock options exercised	55	62
Other, net	84	91

Net cash used for financing activities	(300)	(35)

Increase in cash and cash equivalents	17	13
Cash and cash equivalents:
Beginning of period	375	75

End of period	$392	$88

*	Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities.

Burlington Northern Santa Fe Corporation

Operating Statistics

	Three Months Ended March 31,
	2007	2006
Cars / units (in thousands)	2,507	2,521
Average revenues per car / unit	$1,414	$1,336
Revenue ton miles (in millions)	156,355	153,011
Gross ton miles (in millions)	270,083	268,180
RTM / GTM	0.58	0.57
Freight revenue / thousand RTM	$22.67	$22.02
Operating expense / thousand RTM (a)	$18.87	$17.45
Freight revenue / thousand GTM	$13.12	$12.56
Operating expense / thousand GTM (a)	$10.93	$9.96
Compensation and benefits / thousand GTM	$3.45	$3.43
Average employees	41,213	40,673
Period end employees	41,771	41,265
Thousand RTM / average employee	3,794	3,762
Thousand GTM / average employee	6,553	6,594
Gallons of fuel used (in millions)	360	360
Average price per gallon of fuel (b)	$1.81	$1.56
GTM / gallon of fuel	750	745
Freight train miles (in millions)	41	42
GTM / freight train hours (in thousands)	125	121
Route miles operated	32,023	32,029

(a)	Includes impact of $81 million first quarter 2007 charge.
(b)	Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation

Revenue Statistics by Commodity

	Three Months Ended March 31,		Percent Change
	2007	2006
Revenues (in millions)
Domestic Intermodal	$586	$580	1.0%
International Intermodal	610	556	9.7
Automotive	116	114	1.8

Total Consumer Products	1,312	1,250	5.0

Industrial Products	846	842	0.5
Coal	760	680	11.8
Agricultural Products	626	597	4.9

Total freight revenue	3,544	3,369	5.2
Other revenue	101	94	7.4

Total revenues	$3,645	$3,463	5.3%

Cars / units (in thousands)
Domestic Intermodal	508	514	(1.2)%
International Intermodal	727	728	(0.1)
Automotive	41	44	(6.8)

Total Consumer Products	1,276	1,286	(0.8)

Industrial Products	390	411	(5.1)
Coal	594	582	2.1
Agricultural Products	247	242	2.1

Total cars / units	2,507	2,521	(0.6)%

Average revenue per car / unit
Domestic Intermodal	$1,154	$1,128	2.3%
International Intermodal	839	764	9.8
Automotive	2,829	2,591	9.2

Total Consumer Products	1,028	972	5.8

Industrial Products	2,169	2,049	5.9
Coal	1,279	1,168	9.5
Agricultural Products	2,534	2,467	2.7

Average revenue per car / unit	$1,414	$1,336	5.8%

Revenue ton miles (in millions)
Domestic Intermodal	12,421	12,763	(2.7)%
International Intermodal	19,580	18,108	8.1
Automotive	1,464	1,481	(1.1)

Total Consumer Products	33,465	32,352	3.4

Industrial Products	27,735	29,774	(6.8)
Coal	66,434	63,049	5.4
Agricultural Products	28,721	27,836	3.2

Total revenue ton miles	156,355	153,011	2.2%

Freight revenue per thousand ton miles
Domestic Intermodal	$47.18	$45.44	3.8%
International Intermodal	31.15	30.70	1.5
Automotive	79.23	76.98	2.9

Total Consumer Products	39.21	38.64	1.5

Industrial Products	30.50	28.28	7.9
Coal	11.44	10.79	6.0
Agricultural Products	21.80	21.45	1.6

Freight revenue per thousand ton miles	$22.67	$22.02	3.0%

Burlington Northern Santa Fe Corporation

Capital Expenditures and Track Maintenance

	Three Months Ended March 31,
	2007	2006
Capital expenditures (in millions)
Maintenance of way
Rail	$82	$55
Ties	78	64
Surfacing	48	38
Other	103	95

Total maintenance of way	311	252
Mechanical	26	42
Information services	21	23
Other	22	25

Total maintenance of business	380	342

Terminal and line expansion	157	113

Total capital expenditures	$537	$455

Track maintenance
Track miles of rail laid
Maintenance of business	125	107
Expansion projects	21	31

Total	146	138

Cross ties inserted (thousands)
Maintenance of business	664	573
Expansion projects	54	92

Total	718	665

Track resurfaced (miles)	2,136	2,531